Exhibit 99.1

FOR IMMEDIATE RELEASE:  August 9, 2007

Key Technology Announces 2007 Third Quarter Results
Record Quarterly Revenues and Backlog

WALLA WALLA, WA -- Key Technology, Inc. (Nasdaq: KTEC) today announced sales and operating results for the third quarter of fiscal 2007 ended June 30, 2007.

Net sales for the three-month period ended June 30, 2007 totaled $31.0 million, compared to $21.5 million recorded in the same quarter last year.  Net earnings for the quarter were $2.9 million or $0.54 per diluted share, compared with $359,000, or $0.07 per diluted share, in the same period a year ago.

Net sales for the nine months ended June 30, 2007 were $75.8 million compared with $60.7 million for the comparable period in fiscal 2006.  The Company reported net earnings for the fiscal 2007 nine-month period of $5.1 million, or $0.95 per diluted share, compared with a net loss of $212,000, or $0.04 per diluted share, for the nine-month period in fiscal 2006.

Gross profit for the third quarter of fiscal 2007 was $12.5 million compared to $8.2 million in the corresponding period last year.  As a percentage of net sales, gross profit was 40.2%, compared to 38.3% in the third quarter of fiscal 2006.  For the 2007 nine-month period, gross profit was $29.5 million compared to $22.7 million for the same period of fiscal 2006, or 39.0% and 37.4% as a percentage of sales, respectively.

David Camp, President and CEO, commented, “The third quarter is usually the strongest period for Key and it has been again this year.  With the backlog we had entering the quarter, and a significant effort by our operations teams in North America and the Netherlands to convert these orders into shipments, we had the highest quarterly net sales in the Company’s history, and are on track to achieve record annual net sales in fiscal 2007.”

“Our business in Europe has recovered from a slow start in fiscal 2007, and European revenues contributed significantly to the results in the quarter.  Additionally, our pharmaceutical business, Symetix, is beginning to meet our expectations with continued sequential growth. Our North American sales have continued to be robust, and the year-to-date sales from our core markets have exceeded our original 2007 expectations.  Aftermarket upgrades have continued to be a major contributor to our sales increases.”

Operating expenses for the quarter ended June 30, 2007 were $8.3 million, or 26.8% of net sales, compared to $7.7 million, or 35.8% of net sales, in the same quarter last year.  Operating expenses for the nine months ended June 30, 2007 were $23.8 million, or 31.4% of net sales, compared to $23.0 million, or 37.9% of net sales, for the corresponding period of fiscal 2006.

Camp further commented, “Other than incurring additional general and administrative expenses related to Sarbanes-Oxley Section 404 initial compliance, our operating expenses are in line with our expectations.  We are pleased to see that our objective of reducing our operating expenses as a percent of sales is being met this year.”

New orders received during the third quarter were $33.6 million, compared to $22.5 million in the same period last year.  The Company’s backlog at the end of the third quarter was $36.7 million, compared to $24.7 million one year ago and $33.9 million at the beginning of the third quarter.

David Camp concluded, “Even though our backlog increased in the 2007 third quarter, we anticipate that our fourth quarter revenues will be less than the revenue levels of the third quarter due to the delivery requirements of our customers.  Some of the backlog currently booked will not be shipped until the first quarter of 2008.  As we begin to assess next year, we anticipate that safety and quality concerns over food and pharmaceutical products will continue to influence our customer’s purchases in the near future.”

Conference Call
The Company's conference call review of the third quarter can be heard via live webcast at 1:30 p.m. Pacific Time on Thursday, August 9, 2007.   To access the call, go to http://www.key.net/investors/investor-events/default.html  at least fifteen minutes prior to the call to download and install any necessary audio software.

About Key Technology
Key Technology, Inc., headquartered in Walla Walla, Washington, is a worldwide leader in the design and manufacture of process automation systems for the food processing and industrial markets.  The Company’s products integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment, which allow processors to improve quality, increase yield and reduce cost.  Key has manufacturing facilities in Washington, Oregon, and the Netherlands, and worldwide sales and service coverage.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  The forward-looking statements in this release address future financial and operating results.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:
•	adverse economic conditions, particularly in the food processing industry, either globally or regionally, may adversely affect the Company's revenues;
•	competition and advances in technology may adversely affect sales and prices;
•	failure of the Company's new products to compete successfully in either existing or new markets;
•	the limited availability and possible cost fluctuations of materials used in the Company's products could adversely affect the Company's gross profits;
•	the inability of the Company to protect its intellectual property, especially as the Company expands geographically, may adversely affect the Company's competitive advantage;
•
intellectual property-related litigation expenses and other costs resulting from infringement claims asserted against the Company by third parties may adversely affect the Company’s results of operations and its customer relations; and

•	the cost of compliance with the internal control requirements of Section 404 of the Sarbanes-Oxley Act is expected to materially affect future earnings.

For a detailed discussion of these and other cautionary statements, please refer to the Company's filings with the Securities and Exchange Commission, particularly Item 1A, "Risk Factors," of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2006, and Part II, Item 1A of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.

Note:  News releases and other information on Key Technology, Inc. can be accessed at www.key.net on the Internet.

-TABLES FOLLOW-

Key Technology, Inc. and Subsidiaries
Statement of Selected Operating Information
(Unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2007	2006	2007	2006

Net sales	$31,019	$21,510	$75,793	$60,662
Gross profit	12,473	8,230	29,535	22,709
Operating expenses
Selling and marketing	4,462	3,731	12,573	10,641
Research and development	1,175	1,547	4,018	4,520
General and administrative	2,365	2,077	6,233	6,852
Amortization of intangibles	327	334	981	1,003
Total operating expenses	8,329	7,689	23,805	23,016
Earnings (loss) from operations	4,127	541	5,751	(197)
Earnings (loss) before income taxes	4,454	568	7,360	(297)
Net earnings (loss)	2,939	359	5,113	(212)
Net earnings (loss) per common share
- basic	$0.56	$0.07	$0.97	$(0.04)
- diluted	$0.54	$0.07	$0.95	$(0.04)
Weighted average common and common equivalent shares outstanding
- basic	5,288	5,213	5,247	5,201
- diluted	5,408	5,305	5,363	5,201

Key Technology, Inc. and Subsidiaries
Selected Balance Sheet Information
(Unaudited, in thousands)

	June 30,	September 30,
	2007	2006
	(in thousands)

Cash and cash equivalents	$25,847	$15,246
Trade accounts receivable net	12,802	10,381
Inventories	18,647	16,035
Total current assets	60,994	46,101
Property, plant and equipment, net	3,784	4,275
Goodwill and other intangibles, net	6,424	7,400
Total assets	71,205	57,938
Total current liabilities	22,655	16,044
Shareholders' equity	$47,292	$41,252

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CONTACT:	Key Technology, Inc., Walla Walla
David Camp, Chief Executive Officer – 509-529-2161